                                  Exhibit 10.117

From: Michael Nicholson
To: Steve Giroux

Steve,

Please be advised that JPMorgan Chase Bank has approved a one time waiver of the net worth covenant at October 31, 2003, specifically the covenant requiring American Business Financial Services, Inc., as a Sponsor under the Sale and Servicing Agreement dated as of September 22, 2003, together with its consolidated Subsidiaries, to have a minimum net worth of $25MM at 10/31/03.

For clarification purposes, this one time waiver of the October 31, 2003 net worth requirement also applies to the net worth covenant set forth in the 9/03 Amendment to the Senior Secured Credit Agreement.